Putnam Absolute Return 500 Fund, 10/31/16, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	   17,783
Class B	   1,229
Class C	   8,174
Class M	   397

72DD2 (000s omitted)

Class R	   11
Class R5   1
Class R6   308
Class Y	   22,588

73A1

Class A	   0.507657
Class B	   0.417841
Class C	   0.432485
Class M	   0.464701

73A2

Class R	   0.134724
Class R5   0.534016
Class R6   0.542802
Class Y	   0.535968

73C

Class A    0.012343
Class B    0.010159
Class C    0.010515
Class M    0.011299
Class R    0.003276
Class R5   0.012984
Class R6   0.013198
Class Y    0.013032

74U1	(000s omitted)

Class A	   29,719
Class B	   2,726
Class C	   17,537
Class M	   923

74U2	(000s omitted)

Class P    8,235
Class R    95
Class R6   495
Class Y	   38,569

74V1

Class A	   10.74
Class B	   10.58
Class C	   10.55
Class M	   10.61

74V2

Class P	   10.79
Class R	   10.97
Class R6   10.81
Class Y	   10.78

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.